For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	January 22, 2024
For Immediate Release

HOME BANCORP ANNOUNCES 2023 FOURTH QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the fourth quarter of 2023. For the quarter, the Company reported net income of $9.4 million, or $1.17 per diluted common share (“diluted EPS”), down $369,000 from $9.8 million, or $1.22 diluted EPS, for the third quarter of 2023.

“Home Bank’s strong performance in 2023 demonstrated our ability to successfully navigate economic cycles", said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. “During the fourth quarter, we grew both loans and deposits, improved credit and reported strong profitability. Net interest margin, which decreased slightly to 3.69%, appears to be stabilizing as our strong customer relationships have made it possible to retain deposits while still maintaining discipline on interest expenses. Tangible book value per share continued to increase and Home Bancorp ended the year with a Tangible Common Equity ("TCE") ratio of 8.7%. We are confident that our high-quality deposit base, expanding market, credit-focused culture, and robust capital levels have positioned us to sustain momentum in 2024 and beyond.”

Fourth Quarter 2023 Highlights

•Loans totaled $2.6 billion at December 31, 2023, up $12.5 million, or less than 1%, from September 30, 2023.

~~•~~Deposits totaled $2.7 billion at December 31, 2023, up $73.1 million, or 3%, from September 30, 2023.

•Net interest income totaled $29.3 million, down $227,000, or 1%, from the prior quarter.

•The net interest margin ("NIM") decreased 6 basis points from 3.75% for the third quarter of 2023 to 3.69% in the fourth quarter of 2023.

~~•~~Nonperforming assets totaled $10.4 million, or 0.31% of total assets at December 31, 2023, down $1.9 million, or 16%, from September 30, 2023 primarily due to improved performance of certain loans, as well as nonperforming loans, and paydowns.

•The Company recorded a $665,000 provision to the allowance for loan losses, compared to a $351,000 provision in the prior quarter, primarily due to revisions to our loan prepayment estimates and loan growth.

Loans

Loans totaled $2.6 billion at December 31, 2023, up $12.5 million, or less than 1%, from September 30, 2023. The following table summarizes the changes in the Company’s loan portfolio from September 30, 2023 to December 31, 2023.

	December 31,	September 30,	Increase (Decrease)
(dollars in thousands)	2023	2023	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$433,401	$432,092	$1,309	—%
Home equity loans and lines	68,977	69,350	(373)	(1)
Commercial real estate	1,192,691	1,178,111	14,580	1
Construction and land	340,724	342,711	(1,987)	(1)
Multi-family residential	107,263	106,411	852	1
Total real estate loans	2,143,056	2,128,675	14,381	1
Other loans:
Commercial and industrial	405,659	407,189	(1,530)	—
Consumer	32,923	33,230	(307)	(1)
Total other loans	438,582	440,419	(1,837)	—
Total loans	$2,581,638	$2,569,094	$12,544	—%

The average loan yield was 6.08% for the fourth quarter of 2023, up 13 basis points from the third quarter of 2023. Commercial real estate was the primary driver for the loan growth during the fourth quarter of 2023. Commercial real estate loan growth for the current quarter was primarily in our Northshore and New Orleans markets.

Credit Quality and Allowance for Loan Losses

Nonperforming assets (“NPAs”), totaled $10.4 million, or 0.31% of total assets at December 31, 2023, down $1.9 million, or 16%, from $12.3 million, or 0.37% of total assets, at September 30, 2023. The Company recorded net loan charge-offs of $250,000 during the fourth quarter of 2023, compared to net loan recoveries of $132,000 for the third quarter of 2023.

The Company made a $665,000 provision to the allowance for loan losses in the fourth quarter of 2023 primarily due to loan growth and downward revisions to our loan prepayment estimates. For the year ended December 31, 2023, provisions to the allowance for loan losses totaled $2.3 million. At December 31, 2023, the allowance for loan losses totaled $31.5 million, or 1.22% of total loans, compared to $31.1 million, or 1.21% of total loans, at September 30, 2023. Changes in expected losses reflect various factors including the changing economic activity, potential mitigating effects of governmental stimulus, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of December 31, 2023 and September 30, 2023.

	December 31, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$429,964	$868	$2,569	$433,401
Home equity loans and lines	68,770	—	207	68,977
Commercial real estate	1,178,060	—	14,631	1,192,691
Construction and land	329,622	5,874	5,228	340,724
Multi-family residential	103,760	—	3,503	107,263
Commercial and industrial	402,732	1,186	1,741	405,659
Consumer	32,634	—	289	32,923
Total	$2,545,542	$7,928	$28,168	$2,581,638

	September 30, 2023
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$429,011	$870	$2,211	$432,092
Home equity loans and lines	69,225	—	125	69,350
Commercial real estate	1,162,095	330	15,686	1,178,111
Construction and land	330,512	5,388	6,811	342,711
Multi-family residential	102,907	—	3,504	106,411
Commercial and industrial	402,252	2,458	2,479	407,189
Consumer	33,000	—	230	33,230
Total	$2,529,002	$9,046	$31,046	$2,569,094

Investment Securities

The Company's investment securities portfolio totaled $435.0 million at December 31, 2023, an increase of $6.9 million, or 2%, from September 30, 2023. At December 31, 2023, the Company had a net unrealized loss position on its investment securities of $43.4 million, compared to a net unrealized loss of $63.4 million at September 30, 2023. The Company’s investment securities portfolio had an effective duration of 4.2 years and 4.5 years at December 31, 2023 and September 30, 2023, respectively.

The following table summarizes the composition of the Company's investment securities portfolio at December 31, 2023.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$314,569	$283,853
Collateralized mortgage obligations	82,764	79,262
Municipal bonds	53,891	46,674
U.S. government agency	19,151	18,049
Corporate bonds	6,982	6,088
Total available for sale	$477,357	$433,926
Held to maturity:
Municipal bonds	$1,065	$1,066
Total held to maturity	$1,065	$1,066

Approximately 29% of the investment securities portfolio was pledged to secure public funds as of December 31, 2023. As of December 31, 2023 and September 30, 2023, the Company had $127.2 million and $127.9 million, respectively, of securities pledged to secure public deposits.

Deposits

Total deposits were $2.7 billion at December 31, 2023, up $73.1 million, or 3%, from September 30, 2023. Non-maturity deposits decreased $15.1 million, or 1% during the fourth quarter of 2023 to $2.0 billion. The following table summarizes the changes in the Company’s deposits from September 30, 2023 to December 31, 2023.

	December 31,	September 30,	Increase/(Decrease)
(dollars in thousands)	2023	2023	Amount	Percent
Demand deposits	$744,424	$785,448	$(41,024)	(5)%
Savings	231,624	246,402	(14,778)	(6)
Money market	408,024	392,174	15,850	4
NOW	641,818	617,003	24,815	4
Certificates of deposit	644,734	556,457	88,277	16
Total deposits	$2,670,624	$2,597,484	$73,140	3%

The average rate on interest-bearing deposits increased 40 basis points from 1.84% for the third quarter of 2023 to 2.24% for the fourth quarter of 2023. At December 31, 2023, certificates of deposit maturing within the next 12 months totaled $544.5 million.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	December 31, 2023	September 30, 2023
Individuals	53%	52%
Small businesses	38	39
Public funds	7	7
Broker	2	2
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $748.6 million at December 31, 2023 and $755.5 million at September 30, 2023. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

The net interest margin ("NIM") decreased 6 basis points from 3.75% for the third quarter of 2023 to 3.69% for the fourth quarter of 2023 primarily due to an increase in the average cost of interest-bearing liabilities, which was partially offset with an increase in the average yield on loans. The increase in deposit costs reflects the rise in market rates of interest as well as a migration to interest-bearing deposits from non-interest bearing deposits.

The average loan yield was 6.08% for the fourth quarter of 2023, up 13 basis points from the third quarter of 2023, primarily reflecting increased market rates of interest coupled with loan growth during the period.

Average other interest-earning assets were $57.5 million for the fourth quarter of 2023, up $3.5 million, or 6%, from the third quarter of 2023 primarily due to an increase in cash and cash equivalents.

Loan accretion income from acquired loans totaled $584,000 for the fourth quarter of 2023, down $50,000, or 8%, compared to the third quarter of 2023.

The average rate paid on total interest-bearing deposits was 2.24% for the fourth quarter of 2023, up 40 basis points from the third quarter of 2023, due to the increased market rates of interest.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	December 31, 2023			September 30, 2023
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,572,400	$39,820	6.08%	$2,538,218	$38,490	5.95%
Investment securities (TE)	481,322	2,837	2.37	495,219	2,939	2.39
Other interest-earning assets	57,523	742	5.12	54,015	649	4.77
Total interest-earning assets	$3,111,245	$43,399	5.49%	$3,087,452	$42,078	5.36%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,273,550	$4,561	1.42%	$1,256,885	$3,791	1.20%
Certificates of deposit	591,205	5,975	4.01	511,754	4,390	3.40
Total interest-bearing deposits	1,864,755	10,536	2.24	1,768,639	8,181	1.84
Other borrowings	5,539	53	3.80	5,539	53	3.80
Subordinated debt	54,214	844	6.23	54,159	845	6.24
FHLB advances	212,412	2,684	4.96	273,087	3,490	5.01
Total interest-bearing liabilities	$2,136,920	$14,117	2.62%	$2,101,424	$12,569	2.37%
Noninterest-bearing deposits	$777,184			$799,534
Net interest spread (TE)			2.87%			2.99%
Net interest margin (TE)			3.69%			3.75%

Noninterest Income

Noninterest income for the fourth quarter of 2023 totaled $3.5 million, down $921,000, or 21%, from the third quarter of 2023. The decrease was related primarily to gains on sale of loans (down $641,000 of which $628,000 was related to a reduction in SBA loan sales) and bank card fees (down $257,000 ) for the fourth quarter of 2023 compared to the third quarter of 2023.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 totaled $20.6 million, down $734,000, or 3%, compared to the third quarter of 2023. The decrease was primarily due to reductions in compensation and benefits (down $1.1 million) and franchise and shares tax (down $411,000), which were partially offset by increases in other expenses (up $450,000), provision for credit losses on unfunded commitments (up $140,000) and marketing and advertising (up $121,000).

Capital and Liquidity

At December 31, 2023, shareholders’ equity totaled $367.4 million, up $22.1 million, or 6%, compared to $345.3 million at September 30, 2023. The increase was primarily due to the decrease in accumulated other comprehensive loss on available for sale investment securities and the Company’s earnings of $9.4 million during the fourth quarter of 2023, which were partially offset by shareholder's dividends and repurchases of shares of the Company's common stock. The market value of the Company's available for sale securities at December 31, 2023 increased $20.0 million, or 32%, during the fourth quarter of 2023. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 10.98% and 14.23%, respectively, at December 31, 2023, compared to 10.71% and 13.73%, respectively, at September 30, 2023.

The following table summarizes the Company's primary and secondary sources of liquidity which were available at December 31, 2023.

(dollars in thousands)	December 31, 2023
Cash and cash equivalents	$75,831
Unencumbered investment securities, amortized cost	70,467
FHLB advance availability	1,020,494
Amounts available from unsecured lines of credit	55,000
Federal Reserve bank term funding program **	103,368
Federal Reserve discount window availability	500
Total primary and secondary sources of available liquidity	$1,325,660
** $59.4 million of securities were delivered to the Federal Reserve in January. The Company borrowed $135.0 million on the Federal Reserve program in January 2024 to pay down advances at FHLB, which will increase availability at FHLB.

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.25 per share payable on February 16, 2024, to shareholders of record as of February 5, 2024.

The Company repurchased 16,534 shares of its common stock during the fourth quarter of 2023 at an average price per share of $32.68 under the Company's 2020 Repurchase Plan. At December 31, 2023, an additional 436,446 shares remain eligible for purchase under the 2021 and 2023 Repurchase Plans. The book value per share and tangible book value per share of the Company’s common stock was $45.04 and $34.45, respectively, at December 31, 2023.
Conference Call

Executive management will host a conference call to discuss fourth quarter 2023 results on Tuesday, January 23, 2024 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.848.488.9160 (US Local/International) or 1.877.550.1858 (US Toll Free). The investor presentation can be accessed the day of the presentation on the Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation of non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022

Reported net income	$9,385	$9,754	$10,776
Add: Core deposit intangible amortization, net tax	298	307	350
Non-GAAP tangible income	$9,683	$10,061	$11,126

Total assets	$3,320,122	$3,317,729	$3,228,280
Less: Intangible assets	86,372	86,749	87,973
Non-GAAP tangible assets	$3,233,750	$3,230,980	$3,140,307

Total shareholders’ equity	$367,444	$345,332	$329,954
Less: Intangible assets	86,372	86,749	87,973
Non-GAAP tangible shareholders’ equity	$281,072	$258,583	$241,981

Return on average equity	10.61%	11.04%	13.23%
Add: Average intangible assets	3.92	4.11	5.52
Non-GAAP return on average tangible common equity	14.53%	15.15%	18.75%

Common equity ratio	11.07%	10.41%	10.22%
Less: Intangible assets	2.38	2.41	2.51
Non-GAAP tangible common equity ratio	8.69%	8.00%	7.71%

Book value per share	$45.04	$42.30	$39.82
Less: Intangible assets	10.59	10.63	10.62
Non-GAAP tangible book value per share	$34.45	$31.67	$29.20

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	December 31, 2023	September 30, 2023	% Change	December 31, 2022
Assets
Cash and cash equivalents	$75,831	$84,520	(10)%	$87,401
Interest-bearing deposits in banks	99	99	—	349
Investment securities available for sale, at fair value	433,926	427,019	2	486,518
Investment securities held to maturity	1,065	1,065	—	1,075
Mortgage loans held for sale	361	467	(23)	98
Loans, net of unearned income	2,581,638	2,569,094	—	2,430,750
Allowance for loan losses	(31,537)	(31,123)	(1)	(29,299)
Total loans, net of allowance for loan losses	2,550,101	2,537,971	—	2,401,451
Office properties and equipment, net	41,980	42,402	(1)	43,560
Cash surrender value of bank-owned life insurance	47,321	47,054	1	46,276
Goodwill and core deposit intangibles	86,372	86,749	—	87,973
Accrued interest receivable and other assets	83,066	90,383	(8)	73,579
Total Assets	$3,320,122	$3,317,729	—	$3,228,280

Liabilities
Deposits	$2,670,624	$2,597,484	3%	$2,633,181
Other Borrowings	5,539	5,539	—	5,539
Subordinated debt, net of issuance cost	54,241	54,187	—	54,013
Federal Home Loan Bank advances	192,713	283,826	(32)	176,213
Accrued interest payable and other liabilities	29,561	31,361	(6)	29,380
Total Liabilities	2,952,678	2,972,397	(1)	2,898,326

Shareholders' Equity
Common stock	81	81	—%	83
Additional paid-in capital	165,823	165,149	—	164,942
Common stock acquired by benefit plans	(1,697)	(1,787)	5	(2,060)
Retained earnings	234,619	227,649	3	206,296
Accumulated other comprehensive loss	(31,382)	(45,760)	31	(39,307)
Total Shareholders' Equity	367,444	345,332	6	329,954
Total Liabilities and Shareholders' Equity	$3,320,122	$3,317,729	—	$3,228,280

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	% Change	December 31, 2022	% Change
Interest Income
Loans, including fees	$39,820	$38,490	3%	$32,826	21%
Investment securities	2,837	2,939	(3)	3,214	(12)
Other investments and deposits	742	649	14	555	34
Total interest income	43,399	42,078	3	36,595	19
Interest Expense
Deposits	10,536	8,181	29%	1,949	441%
Other borrowings	53	53	—	53	—
Subordinated debt expense	844	845	—	851	(1)
Federal Home Loan Bank advances	2,684	3,490	(23)	456	489
Total interest expense	14,117	12,569	12	3,309	327
Net interest income	29,282	29,509	(1)	33,286	(12)
Provision for loan losses	665	351	89	1,987	(67)
Net interest income after provision for loan losses	28,617	29,158	(2)	31,299	(9)
Noninterest Income
Service fees and charges	1,235	1,277	(3)%	1,198	3%
Bank card fees	1,646	1,903	(14)	1,566	5
Gain on sale of loans, net	46	687	(93)	22	109
Income from bank-owned life insurance	267	265	1	257	4
Loss on sale of assets, net	(7)	—	—	9	(178)
Other income	291	267	9	287	1
Total noninterest income	3,478	4,399	(21)	3,339	4
Noninterest Expense
Compensation and benefits	11,401	12,492	(9)%	12,880	(11)%
Occupancy	2,467	2,410	2	2,261	9
Marketing and advertising	759	638	19	550	38
Data processing and communication	2,423	2,496	(3)	2,295	6
Professional fees	465	402	16	392	19
Forms, printing and supplies	195	195	—	182	7
Franchise and shares tax	131	542	(76)	693	(81)
Regulatory fees	589	511	15	511	15
Foreclosed assets, net	43	99	(57)	30	43
Amortization of acquisition intangible	377	389	(3)	443	(15)
Provision for credit losses on unfunded lending commitments	140	—	—	(170)	182
Other expenses	1,614	1,164	39	1,114	45
Total noninterest expense	20,604	21,338	(3)	21,181	(3)
Income before income tax expense	11,491	12,219	(6)	13,457	(15)
Income tax expense	2,106	2,465	(15)	2,681	(21)
Net income	$9,385	$9,754	(4)	$10,776	(13)

Earnings per share - basic	$1.18	$1.22	(3)%	$1.33	(11)%
Earnings per share - diluted	$1.17	$1.22	(4)	$1.32	(11)

Cash dividends declared per common share	$0.25	$0.25	—%	$0.24	4%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	For the Three Months Ended
(dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	% Change	December 31, 2022	% Change
EARNINGS DATA
Total interest income	$43,399	$42,078	3%	$36,595	19%
Total interest expense	14,117	12,569	12	3,309	327
Net interest income	29,282	29,509	(1)	33,286	(12)
Provision for loan losses	665	351	89	1,987	(67)
Total noninterest income	3,478	4,399	(21)	3,339	4
Total noninterest expense	20,604	21,338	(3)	21,181	(3)
Income tax expense	2,106	2,465	(15)	2,681	(21)
Net income	$9,385	$9,754	(4)	$10,776	(13)

AVERAGE BALANCE SHEET DATA
Total assets	$3,299,069	$3,281,093	1%	$3,173,676	4%
Total interest-earning assets	3,111,245	3,087,452	1	2,986,266	4
Total loans	2,572,400	2,538,218	1	2,374,065	8
PPP loans	5,643	5,869	(4)	6,883	(18)
Total interest-bearing deposits	1,864,755	1,768,639	5	1,769,966	5
Total interest-bearing liabilities	2,136,920	2,101,424	2	1,884,109	13
Total deposits	2,641,939	2,568,173	3	2,707,823	(2)
Total shareholders' equity	350,898	350,436	—	323,102	9

PER SHARE DATA
Earnings per share - basic	$1.18	$1.22	(3)%	$1.33	(11)%
Earnings per share - diluted	1.17	1.22	(4)	1.32	(11)
Book value at period end	45.04	42.30	6	39.82	13
Tangible book value at period end	34.45	31.67	9	29.20	18
Shares outstanding at period end	8,158,281	8,163,655	—	8,286,084	(2)
Weighted average shares outstanding
Basic	7,978,160	8,006,226	—%	8,070,734	(1)%
Diluted	8,008,362	8,038,606	—	8,119,481	(1)

SELECTED RATIOS (1)
Return on average assets	1.13%	1.18%	(4)%	1.35%	(16)%
Return on average equity	10.61	11.04	(4)	13.23	(20)
Common equity ratio	11.07	10.41	6	10.22	8
Efficiency ratio (2)	62.89	62.93	—	57.83	9
Average equity to average assets	10.64	10.68	—	10.18	5
Tier 1 leverage capital ratio (3)	10.98	10.71	3	10.43	5
Total risk-based capital ratio (3)	14.23	13.73	4	13.63	4
Net interest margin (4)	3.69	3.75	(2)	4.38	(16)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	8.69%	8.00%	9%	7.71%	13%
Return on average tangible common equity (6)	14.53	15.15	(4)	18.75	(23)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	December 31, 2023			September 30, 2023			December 31, 2022
(dollars in thousands)	Acquired	Originated	Total	Acquired	Originated	Total	Acquired	Originated	Total
CREDIT QUALITY (1)
Nonaccrual loans (2)	$3,791	$5,023	$8,814	$3,905	$8,001	$11,906	$6,177	$4,336	$10,513
Accruing loans past due 90 days and over	—	—	—	—	43	43	—	2	2
Total nonperforming loans	3,791	5,023	8,814	3,905	8,044	11,949	6,177	4,338	10,515
Foreclosed assets and ORE	80	1,495	1,575	141	221	362	310	151	461
Total nonperforming assets	3,871	6,518	10,389	4,046	8,265	12,311	6,487	4,489	10,976
Performing troubled debt restructurings	—	—	—	—	—	—	1,605	4,600	6,205
Total nonperforming assets and troubled debt restructurings	$3,871	$6,518	$10,389	$4,046	$8,265	$12,311	$8,092	$9,089	$17,181

Nonperforming assets to total assets			0.31%			0.37%			0.34%
Nonperforming loans to total assets			0.27			0.36			0.33
Nonperforming loans to total loans			0.34			0.47			0.43

(1)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and other real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(2)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $3.1 million at December 31, 2022. Acquired restructured loans placed on nonaccrual totaled $3.7 million at December 31, 2022. With the adoption of ASU 2022-02, effective January 1, 2023, TDR accounting has been eliminated.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION - CONTINUED
(Unaudited)
	December 31, 2023			September 30, 2023			December 31, 2022
	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total	Collectively Evaluated	Individually Evaluated	Total
ALLOWANCE FOR CREDIT LOSSES
One- to four-family first mortgage	$3,255	$—	$3,255	$3,320	$—	$3,320	$2,883	$—	$2,883
Home equity loans and lines	688	—	688	742	—	742	624	—	624
Commercial real estate	14,604	201	14,805	14,185	230	14,415	13,264	550	13,814
Construction and land	5,292	123	5,415	5,123	—	5,123	4,680	—	4,680
Multi-family residential	474	—	474	523	—	523	572	—	572
Commercial and industrial	6,071	95	6,166	6,161	105	6,266	5,853	171	6,024
Consumer	734	—	734	734	—	734	702	—	702
Total allowance for loan losses	$31,118	$419	$31,537	$30,788	$335	$31,123	$28,578	$721	$29,299

Unfunded lending commitments(3)	2,594	—	2,594	2,454	—	2,454	2,093	—	2,263
Total allowance for credit losses	$33,712	$419	$34,131	$33,242	$335	$33,577	$30,671	$721	$2,093

Allowance for loan losses to nonperforming assets			303.56%			252.81%			266.94%
Allowance for loan losses to nonperforming loans			357.81%			260.47%			278.64%
Allowance for loan losses to total loans			1.22%			1.21%			1.21%
Allowance for credit losses to total loans			1.32%			1.31%			1.29%

Year-to-date loan charge-offs			$471			$148			$1,398
Year-to-date loan recoveries			368			296			704
Year-to-date net loan (charge-offs) recoveries			$(103)			$148			$(694)
Annualized YTD net loan (charge-offs) recoveries to average loans			—%			0.01%			0.03%

(3)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.